Free Writing Prospectus Filed on October 9, 2007	Filed Pursuant To Rule 433 Registration Statement No. 333-134038

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

$1,750,000,000 4.75% GUARANTEED GLOBAL NOTES DUE 2012

FINAL TERM SHEET

October 9, 2007

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	Aaa / AAA

Principal Amount:	US$ 1.75 billion

Pricing Date	October 9, 2007

Closing Date:	October 16, 2007

Maturity Date:	October 16, 2012

Redemption Price:	100%

Interest Rate:	4.75% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	October 16 and April 16

First Interest Payment Date:	April 16, 2008

Reoffer Spread:	45.5 bps over 4.25% UST due September 30, 2012, yielding 4.340% semi-annually

Reoffer Price:	99.802%

Format:	SEC registered global notes

Denominations:	USD 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC, Clearstream Luxembourg, Euroclear

Joint Lead Managers:	Goldman Sachs International, J.P. Morgan Securities Ltd. and UBS Limited

Co-Managers:	BNP Paribas, HSBC Bank plc, Morgan Stanley & Co. International plc, Nomura International plc

Stabilization Manager:	Goldman Sachs International

You can access the prospectus relating to the registration statement and additional information relating to OeKB and the Notes at the following websites:

http://www.sec.gov/Archives/edgar/data/202811/000119312507192531/0001193125-07-192531-index.htm

http://www.sec.gov/Archives/edgar/data/202811/000119312507215067/dfwp.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at +1 866-471-2526.